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                                                                   Exhibit 10.6


                                 EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT ("Agreement"), effective as of April 14, 1997 ("Effective Date") is entered by and between Paul John Casey ("Employee") and Hawaiian Airlines, Inc. ("Company").

    The Company desires to establish its right to the continued services of the Employee, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Employee is willing to accept such employment on such terms and conditions,

    In consideration of the mutual agreements hereinafter set forth, the Employee and the Company have agreed and do hereby agree as follows:

    1. EMPLOYMENT AS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY. The Company does hereby employ, engage, and hire the Employee as President and Chief Executive Officer of the Company and the Employee does hereby accept and agree to such hiring, engagement, and employment. The Employee's duties during the Employment Period (defined below) shall be such executive, managerial and reporting duties as are appropriate for a President/CEO and such other duties as the Board of Directors of the Company shall from time to time prescribe and as provided in the Bylaws of the Company. The Employee shall devote his full time, energy, and skill to the performance of his duties for the Company and for the benefit of the Company, reasonable vacations authorized by the Company's Board of Directors and reasonable absences because of illness excepted. Furthermore, the Employee shall exercise due diligence and care in the performance of his duties to the Company under this Agreement.

    2. TERM OF AGREEMENT. This Agreement ("Term") shall commence on the Effective Date and shall continue for a period of eighteen (18) months; provided; however, that on the first day of each calendar month commencing one month following the Effective Date, the Term shall be extended one additional month unless either party shall have given written notice to the other that it does not wish to extend the Term. The period of time commencing on the Effective Date and ending on the expiration date of the Term, or, if earlier, the date of termination of the Employee's employment ("Termination Date") under this or any successor agreement shall be referred
to as the "Employment Period."   If (a) Employee is still employed with the
Company on April 14, 1999 or (b) the Company is involved in a merger or other change in control as provided in PARA 9, and neither party has prior to that date given notice that it does not wish to extend the term of this Agreement, the term hereof will, on April 14, 1999 or the effective date of the merger or change of control, be extended from 18 (eighteen) months to 24 (twenty-four) months and thereafter it will be extended month-by-month, as provided above.

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    3.   COMPENSATION

         (a) BASE SALARY. The Company shall pay the Employee, and the Employee agrees to accept from the Company in full payment for his services to the Company, a base salary at the rate of Three Hundred Thousand U.S. Dollars ($300,000) per year ("Base Salary"), payable in equal semi-monthly installments or at such other time or times or times as the Employee and the Company shall agree. Employee's Base Salary shall be reviewed on a calendar year basis, at least annually by the Company and may be increased as determined by the Company's Board of Directors in its sole and absolute discretion. In addition to the foregoing and in consideration of Employee entering into this Agreement, Employee shall receive an initial bonus of Seventy Thousand U.S. Dollars ($70,000.00), payable on April 14, 1997. Provided, however that if Employee is hereafter able to obtain any bonus from his present employer; the bonus to be paid by the Company will be reduced by an amount equal to fifty percent (50%) of the amount of such bonus, up to a maximum reduction of Twenty Thousand U.S. Dollars ($20,000.00). Thus, in no circumstances will Company's obligation be less than Fifty Thousand U.S. Dollars ($50,000.00). Company understands that it is unlikely that Employee's current employer will pay him any bonus.

         (b) PERFORMANCE BONUS-BOARD OF DIRECTORS' DISCRETION. Employee shall be eligible to receive an annual performance bonus based upon the Company's actual performance compared to the Company's business plan(s). Promptly after the execution of this Agreement Employee and a representative of Company shall develop a new package of financial incentives for Employee and Company's other senior management. This package shall include, but not be limited to stock incentives and cash performance bonuses.

    4. FRINGE BENEFITS. Employee shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its executive employees, and Employee shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company's Board of Directors.

         (a) BENEFIT PLANS. Employee shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life and disability insurance, medical coverage, executive medical coverage, education, or other retirement or employee benefits available to other executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans.

         (b) AUTOMOBILE. The Company shall provide Employee with an automobile allowance of $800.00 per month.

         (c) CLUB DUES. The Company shall pay all dues and similar charges (other than initiation fees) for one combination social and golf club, one business meal club and one health or fitness club.

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         (d)  TRAVEL BENEFITS.  Employee and his spouse shall be entitled to travel benefits on Company flights (but not charter flights) at the PS2F/PS2Y category. Employee's dependents shall be entitled to travel benefits on Company flights (but not charter flights) at the SA2F/SA1Y category.
Employee and his dependents shall be entitled to travel benefits on other airlines at the sole discretion of such airlines, at a comparable level to that provided to other Company executive officers.

         (e) 1996 INCENTIVE STOCK PLAN. On February 28, 1996, Employee shall be granted 150,000 options under the Company's 1996 Incentive Stock Plan, contingent upon this Agreement becoming effective on April 14, 1997. The exercise price will be equal to the closing price of the Company's stock on February 28, 1997. The vesting period and other terms will be determined by the Compensation Committee.

         (f) EXECUTIVE LONG-TERM DISABILITY INSURANCE PLAN. Subject to the applicable waiting periods, Employee will be included in the Company's Executive Long-Term Disability Insurance Plan, as it may be modified from time to time, at the Company's expenses.

         (g) BUSINESS EXPENSES. The Company shall reimburse the Employee for any and all necessary, customary, and usual expenses, properly received in accordance with Company policies, incurred by Employee on behalf of the Company.

    5. CONFIDENTIAL INFORMATION. Employee recognizes that by reason of his employment by and service to the Company he will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of the Company which will be imparted to him from time to time in the course of the performance of his duties hereunder. Employee acknowledges that such information is a valuable and unique asset of the Company and agrees that he shall not during or after the Term of this Agreement, use or disclose directly or indirectly any confidential information of the Company to any person, except that Employee may use and disclose to authorized personnel of the company such confidential information as is reasonably appropriate in the course of the performance of his duties hereunder. Confidential information of the Company shall include all information and knowledge of any nature and in any form relating to the Company including but not limited to, business plans; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the business of the Company; advertising, promotions, financial matters, sales and profits figures, customers or customer lists. Confidential information shall not include any information that is or shall become publicly known through no fault of the Employee and any information received in good faith from a third party who has the right to disclose such information and who has not received such information, either directly or indirectly, from the Company.

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    6.   TERMINATION OF EMPLOYEE'S EMPLOYMENT.

         (a) DEATH. If the Employee dies while employed by the Company, his employment shall immediately terminate. The Company's obligation to pay the Employee's Base Salary shall cease as of the date of Employee's death. Thereafter, Employee's beneficiaries or his estate shall receive benefits in accordance with the Company's retirement, insurance and other applicable programs and plans then in effect.

         (b) DISABILITY. If, as a result of Employee's mental or physical incapacity, Employee shall be unable to perform the services for the Company contemplated by this Agreement in the manner in which he previously performed them during an aggregate of one hundred twenty (120) business days in any consecutive seven (7) month period ("Disability"). Employee's employment may be terminated by the Company for Disability. During any period prior to such termination during which Employee is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay Employee his Base Salary at the rate in effect at the commencement of such period of Disability. Any such payments made to the Employee shall be reduced by amounts received from disability insurance obtained or provided by the Company, and by the amounts of any benefits payable to Employee, with respect to such period, under the Company's Executive Long-Term Disability Plan. Subsequent to the termination provided for in this Section 6(b), Employee's benefits shall be determined under the Company's retirement, insurance, and other compensation programs then in effect in accordance with the terms of such programs.

         (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Employee's employment under this Agreement for "Cause" at any time prior to expiration of the Term, only upon the occurrence of any one or more of the following events:

              (i) The material breach of this Agreement by Employee, including without limitation, repeated willful neglect of Employee's duties, Employee's material lack of diligence and attention in performing services as provided in this Agreement, or Employee's repeated willful failure (other than any such failure resulting from the termination of the Employee's employment for death, disability, retirement or good reason, as provided elsewhere in this Agreement) to implement or adhere to policies established by, or directives of, the Company's Board of Directors.

              (ii) Conduct of a criminal nature that may have an adverse impact on the Company's reputation and standing in the community; or

              (iii) Fraudulent conduct in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others.

         In the event of termination for cause or resignation by the Employee without good reason, the Company's obligation to pay Employee's Base Salary for any periods after the Termination Date shall cease as the Termination Date. If Employee's employment is terminated

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for cause, Employee's employment may be terminated immediately without any advance written notice.

         (d) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company shall have the right to terminate this Agreement prior to the expiration of Term, at any time, without cause. In the event the Company shall so elect to terminate this Agreement, the Employee shall receive compensation pursuant to the provisions of Section 7 hereof.

         (e) TERMINATION BY THE EMPLOYEE FOR GOOD REASON. The Employee shall have the right to terminate this Agreement for good reason. For purposes of this Agreement, "good reason" shall mean the occurrence, without the Employee's prior written consent, of any one or more of the following events:

              (i) The assignment to the Employee of any duties that are materially inconsistent with, or reflect a material continuing reduction of the powers and responsibilities, or a change of the Employee's reporting responsibilities, or a material improper intervention by the Company's Board of Directors in the Employee's ability to materially perform the duties and responsibilities.

              (ii) The Company's material breach of any of the provisions of this Agreement, or a material change in the conditions of Employee's employment (e.g. including, without limitation, a failure by the Company to provide the Employee with incentive compensation and benefit plans that provide comparable benefits and amounts as such type programs in effect as of the Effective Date or as provided to other Company executive officers, etc.); and

              (iii) The relocation of the Company's principal executive officers to a location outside of the Honolulu areas or the Company's requiring the Employee to be based anywhere other than the Company's principal executive offices, except for travel on Company business to an extent substantially consistent with the Employee's position and responsibilities.

         The Employee agrees to provide the Company thirty (30) days' prior written notice of any termination for good reason, during which 30-day period the Company shall have the right to cure the circumstances giving rise to the good reason stated in such notice. In the event of termination for good reason, the Employee shall receive compensation pursuant to the provision of
Section 7 hereof.

         (f) RETIREMENT. The Employee may terminate this Agreement on account of retirement. For purposes of this Agreement, retirement shall have the same meaning as provided for in the Company's defined benefit plan covering Employee. Employee shall provide six (6) months notice to the Company of Employee's intent to terminate this Agreement on account of retirement. The Employee shall not be entitled to any further payments of compensation or other benefits provided under Section 3 of this Agreement after the Termination

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Date, except for any amounts earned and any accrued but unpaid retirement benefit payment due the Employee from any Company sponsored plan.

    7. COMPENSATION UPON TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR BY THE EMPLOYEE FOR GOOD REASON. If the Employee's employment shall be terminated (i) by act of the Company other than for cause, or (ii) by the Employee for good reason, the Employee shall be entitled to the following benefits:

         (a) PAYMENT OF UNPAID BASE SALARY. The Company shall immediately pay the Employee any portion of the Employee's Base salary accrued, but not paid, prior to the Termination Date.

         (b) CONTINUED PAYMENT OF BASE SALARY. The Employee shall receive, on a monthly basis, the Base Salary that would have been paid to the Employee pursuant to this Agreement had the Employee continued to be employed for the remaining term of this Agreement (i.e., eighteen (18) months or twenty-four
(24) months, depending upon the Termination Date)(such Base Salary for such period being equal to the Employee's Base Salary in effect as of the Termination Date); plus (ii) an amount equal to the bonus payments that would have been payable to the Employee pursuant to this Agreement. These post-termination bonus payments will be equal to the greater of (A) the total of any performance bonus or bonuses paid to the Employee pursuant to Section 3(b) in the fiscal year of the Company which ended immediately prior to the fiscal year in which the Termination Date occurs, and (B) the average of the annual performance bonuses (excluding the signing bonus and any special bonus not based on performance) paid to Employee by the Company during the three prior fiscal years or, if the Employee has been employed with the Company less than three fiscal years, during the term of Employee's tenure with the Company.

         (c) CONTINUATION OF FRINGE BENEFITS. The Company shall continue to provide the Employee with all Fringe Benefits set forth in Section 4 throughout the remaining term of this Agreement (i.e., eighteen (18) months or twenty-four (24) months, depending upon the Termination Date), as if the Employee's employment under the Agreement had not been terminated. If, as the result of terminating of Employee's employment, Employee and/or his otherwise eligible dependents or beneficiaries shall become ineligible for benefits under any one or more of the Company's benefit plans, the Company shall continue to provide the Employee and his eligible dependents or beneficiaries with benefits at a level at least equivalent to the level of benefits for which the Employee and his dependents and beneficiaries were eligible under such plans immediately prior to the Termination Date.

         (d) STOCK OPTIONS. Notwithstanding any provision in any applicable Company benefit plans or agreements (including, but not limited to, those relating to stock options, stock appreciation rights, restricted stock awards, stock purchases, pensions, thrift, profit sharing, or other retirement or employee benefits) to the contrary, all rights to such benefits previously granted to Employee shall become immediately fully vested and exercisable as of the Termination Date and shall remain exercisable for a period thereafter of one (1) year.

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The provision of this Section 7(d) shall supersede, insofar as concerns
Employee, any such plans or agreements of the Company referred to above as of the Effective Date.

         (e) NO MITIGATION REQUIRED; NO OTHER ENTITLEMENT TO BENEFITS UNDER AGREEMENT. The Employee shall not be required in any way to mitigate the amount of any payment provided for in this Section 7, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by the Employee as the result of employment with another employer after the Termination Date, or otherwise. Following a termination governed by this
Section 7, the Employee shall not be entitled to any compensation or benefits beyond those set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Employee's employment under this Section 7.

    8.   NONCOMPETITION PROVISIONS.

         (a) RIGHT TO COMPANY MATERIALS. Employee agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, and other documents ("Company Materials") used, prepared, or made available to Employee, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.

         (b) ANTISOLICITATION. Employee promises and agrees that during the term of this Agreement he will not influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

         (c) SOLICITING EMPLOYEES. During the term of this Agreement and for the eighteen (18) month period commencing on the termination Date, Employee promises and agrees that he will not directly or indirectly solicit any of the Company's employees to work for any business, individual, partnership, firm, corporation, or other entity then in competition in Hawaii with the business of the Company or any subsidiary or affiliate of the Company.

    9. MERGER OR OTHER CHANGE IN CONTROL. Employee shall have the right to terminate this Agreement for good reason if at any time within ninety (90) days after completion of (i) a merger of the Company with any other corporation as a result of which the shareholders of the Company immediately prior to such merger fail to hold at least a majority of the voting securities of the surviving corporation in such merger immediately after the merger, and members of the pre-merger Board of Directors of the Company, elected by the pre-merger shareholders of the Company or by a majority of the directors of the Company who were elected by the pre-merger stockholders of the Company, fail to constitute a majority of the Board of Directors of the surviving corporation following completion of the merger, or (ii) a sale of

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all or substantially all of the assets of the Company to another corporation if (x) a majority of the directors of the ultimate parent of the purchaser immediately following the purchase and sale were not members of the Board of Directors of the Company immediately prior to such sale and y) shareholders of the Company immediately prior to such sale do not hold a majority of the voting securities of the ultimate parent of the purchasing corporation following completion of such sale; or (iii) a purchase by another person, firm, or corporation of a majority of the voting securities of the Company, and following completion of such sale, members of the Board of Directors of the Company elected by shareholders of the Company (other than such purchaser) fail to constitute a majority of the Board of Directors of the Company.

    10. NOTICES. All notices and other communications under the Agreement shall be in writing and shall be given by facsimile, first class mail, certified or registered with return receipt requested, or express mail and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a facsimile to the respective persons named below:

         If to the Company:       Hawaiian Airlines, Inc.
                                  Attn: Chairman
                                  3375 Koapaka Street, Suite G-350
                                  Honolulu, Hawaii  96819

                                  with a copy to the General Counsel

         If to Employee:          Paul John Casey
                                  1221 Victoria Street, #2805
                                  Honolulu, Hawaii  96814
                                  Fax (808) 523-1289

    Either party may change such party's address for notices by notice duly given pursuant hereto.

    11. ATTORNEY'S FEES. In the event judicial or quasi-judicial determination is necessary of any dispute arising as to the parties' rights and obligations hereunder, the Company and the Employee shall each bear their own respective attorneys' fees and costs associated with such dispute.

    12. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Employee by the Company from and after the Effective Date.

    13. ASSIGNMENT: SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger,

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consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the express provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

    14. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Hawaii.

    15. ARBITRATION. Any dispute regarding the interpretation or performance of this Agreement which cannot be resolved by the parties shall be resolved through arbitration under the Commercial Arbitration Rules of the American Arbitration Association in Honolulu, Hawaii. The arbitrators will allocate costs of arbitration as they deem just.

    16. ENTIRE AGREEMENT: HEADINGS. This Agreement embodies the entire Agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

    17. WAIVER: MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

    18. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

    19. INDEMNIFICATION. The Company shall indemnify and hold Employee harmless to the maximum extent permitted by Section 415-5 of the Hawaii Business Corporation Act and the Restated Articles of Incorporation of the Company, as amended.

    20. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has hereunto signed this Agreement, as of the date first above written.

                                   By:______________________________________
                                        John Adams
                                        Chairman



                                   By:______________________________________
                                        Rae A. Capps
                                        Its Vice President, General
                                         Counsel and Corporate Secretary

                                                               "Company"



                                   By:______________________________________
                                        Paul J. Casey

                                                               "Employee"


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